Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2021 (except for paragraphs three through six of Note 17, as to which the date is June 21, 2021), in the Registration Statement (Form S-1) and related Prospectus of Alpha Teknova, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, CA

June 21, 2021